ELKHORN GOLDFIELDS, INC.

a Montana Corporation

US $5,000,000

8% SERIES A BONDS

DUE JULY 31, 2012

No. ___	JULY 31, 2012	$

ELKHORN GOLDFIELDS, INC, a Montana Corporation (the “Company”), for value received promises to pay to:

the registered holder of this Bond (the “Holder”), or its assigns the principal amount of:

TWO HUNDRED THOUSAND DOLLARS

on July 31, 2012 (the “Maturity Date”), in lawful money of the United States of America, together with interest from the Advance Date (as hereinafter defined), calculated on the basis of a 360-day year of 12, 30-day months, on the unpaid principal balance from time to time outstanding, computed until maturity at the rate per annum equal to the lesser of (i) the Applicable Rate (as hereinafter defined), or (ii) the Maximum Rate (as hereinafter defined).

1.          Definitions. When used in this Bond, the following terms shall have the respective meanings specified herein or in the section referred to:

“Advance Date” means the date on which this Bond is issued by the Company and sold to the Holder in exchange for payment of the original principal amount stated above (July 21, 2010).

“Authorized Denominations” means US $50,000 and integral multiples thereof.

“Applicable Rate” means (i) for each day during the time that this Bond is outstanding and in which no Event of Default exists and is continuing, the rate of 8 percent per annum, and (ii) for each day during the time this Bond is outstanding and an Event of Default exists and is continuing, the rate of 12 percent per annum.

“Bond Obligations” shall mean all indebtedness, liabilities and obligations of the Company arising under all of the Bonds, including all obligations to pay the principal of and interest on this Bond as and when due.

“Bonds” means, collectively, the Company’s aggregate US $5,000,000 8% Series A Bonds due July 31, 2012, of which this Bond is one.

“Bonus Payments” means, the Company will make a bonus payment of $25,000 per Bond if the Bond Principal and accrued Interest is redeemed and fully paid by January 31, 2011, otherwise the Company will make a bonus payment of $50,000 per Bond.

“Business Day” means any day other than a Saturday, Sunday, or other day on which banks in Montana, are authorized or required to be closed by law.

“By Laws” means the By Laws of the Company as amended to the date hereof.

“Event of Default” means any of the events described in Section 4 below.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Free Cash Flow” means payments by the smelter, less US $550 per ounce of gold and gold equivalents sold, which has been determined to be sufficient to provide for the mining, milling, and transportation costs.

“Holders” means, collectively, the Holder of this Bond and the holders of all other Bonds outstanding.

“Initial Funding Date” means the date that the first Bonds are sold in the Offering and the proceeds thereof are received by or on behalf of the Company.

“Interest Payment Date” means payable quarterly in arrears on the last day of each October, January, April and July, commencing on October 31, 2010.

“Majority Action” means a vote or action taken or a determination otherwise made at any time by the Holders of a majority of the principal amount of the Bonds then outstanding.

“Maturity Date” means July 31 2012.

“Maximum Rate” means the highest non-usurious rate of interest (if any) permitted from time to time by applicable law.

“Member” means a Person owning Units and otherwise constituting a member of the Company under the Operating Agreement.

“Offering” means the offering of the Bonds made pursuant to and as described in a Confidential Private Offering Memorandum dated as of July 1, 2010 and related documents.

“Person” means any natural person, individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, charitable foundation, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Priority Payments/Redemptions” means the Company is will reserve fifty percent (50%) of the Free Cash Flow from production of the Sourdough Mine, (as defined under “Free Cash Flow”) to distribute to the Bond Holders quarterly as Interest, Principal, and Bonus payments. However, the Company has the right to retain up to the first US $5,000,000 in Free Cash Flow as working capital only, if deemed necessary to maintain ongoing mining and milling. Should any of the first US $5,000,000 in Free Cash Flow herein described not be required for working capital, 50% of those funds shall also be allocated to the Bond Holders. The Company may make Interest, Principal and Bonus Payments to Bond Holders at anytime but no later than on the quarterly interest payment dates for the previous quarter.

“SEC” means the United States Securities and Exchange Commission and any successor thereof.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Warrant” means the rights to purchase Membership Units in Elkhorn Goldfields LLC as specified in the Confidential Private Offering Memorandum dated July 1, 2010.

2.            Advance; Payment.

(a)          Advance. On the Advance Date, the Holder shall lend to the Company, in a single advance, the principal amount of this Bond specified above, in immediately available funds to or at the direction of the Company.

(b)          Interest and Principal Payments. The unpaid principal of and interest on this Bond shall be due and payable (i) with respect to interest, on each Interest Payment Date, (ii) with respect to unpaid principal and bonus payments in the amount of the reserved free cash flow on each Interest Payment Date, and (iii) with respect to remaining unpaid principal, bonus payment and accrued and unpaid interest on this Bond, on the Maturity Date.

(c)          Optional Prepayment. This Bond may be prepaid by or on behalf of the Company on or on any Business Day.

(d)          Payments Generally. Except as otherwise provided herein, all payments of principal of and interest on this Bond shall be made by the Company to the Holder in cash or other immediately available funds. Should the principal of, or any installment of the principal of or interest on, this Bond become due and payable on any day other than a Business Day, such payment shall be made on the next following Business Day. Payments made to the Holder by the Company on the Maturity Date shall be applied first to accrued interest and then to principal.

3.          Certain Waivers. Except as provided herein, the Company and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable upon this Bond, jointly and severally waive presentment, demand, protest, notice of protest and non-payment or other notice of default, notice of acceleration and intention to accelerate, or other notice of any kind, and agree that their liability under this Bond shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Bond, and hereby consent to any and all renewals, extensions, indulgences, releases, or changes, regardless of the number of such renewals, extensions, indulgences, releases, or changes.

4.            Events of Default and Remedies.

(a)          Events of Default. For purposes of this Bond, it shall be an Event of Default if (i) the Company shall fail to pay when due any principal of or interest upon this Bond or any other Bond Obligation and such failure shall have continued for 45 days; (ii) the Company shall fail to perform any of the covenants or agreements contained herein and such default shall not be remedied within 60 days following the earlier of (A) notice from the Holder thereof, (B) the date of discovery by the Company, or (C) the date that such default should, in the exercise of diligence, have been discovered by the Company; provided that any such default which is, as of the date of default, not reasonably capable of remedy within 60 days shall constitute an Event of Default immediately upon its occurrence; (iii) any representation or warranty made by the Company to the Holders in the Bonds shall prove to be untrue or inaccurate in any material respect when made; (iv) the Company shall (A) apply for or consent to the appointment of a receiver, trustee, intervener, custodian, or liquidator of itself or of all or a substantial part of its assets, (B) be adjudicated bankrupt or insolvent or file a voluntary petition for bankruptcy or admit in writing that it is unable to pay its debts as they become due, (C) make a general assignment for the benefit of creditors, (D) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, or (E) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding, or take corporate action for the purpose of effecting any of the foregoing; (v) an order, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of the Company or appointing a receiver, trustee, intervener, or liquidator of the Company or of all or substantially all of its assets, and such order, judgment, or decree shall continue unstayed and in effect for a period of 30 days; or (vi) the Company shall dissolve or be liquidated.

(b)          Remedies. Upon the occurrence of any Event of Default the Holder may, at its option (i) declare the entire unpaid principal balance of and accrued interest on this Bond to be immediately due and payable or (ii) pursue and enforce any of the Holder’s rights and remedies available pursuant to any applicable law or agreement.

(c)          Collective Action. Notwithstanding (b) above, in the case of any Event of Default applicable to all Bonds and Holders, the remedies of the Holders shall be exercised by the Holders acting pursuant to Majority Action. In connection therewith, the Holders may, among other things, appoint by Majority Action one or more among themselves to act on behalf of all with respect to an Event of Default and the exercise and defense of the rights of the Holders with respect thereto.

5.            Representations and Covenants.

(a)          Representations. The Company represents and warrants to the Holder that:

(i)          the Company is duly organized and in good standing under the laws of the State of Montana and has the power to own its property and to carry on its business in each jurisdiction in it operates;

(ii)         the Company has duly qualified to do business in and is in good standing under the laws of the State of Montana;

(iii)        the Company has full power and authority to execute and deliver this Bond and to incur the obligations provided for in the Bonds, all of which has been duly authorized by all necessary action; and

(iv)        the Bonds are the legal and binding obligations of the Company, enforceable in accordance with their terms.

(b)          Affirmative Covenants. Until payment in full of the Bond Obligations, the Company agrees and covenants that the Company shall:

(i)          conduct its business in an orderly and efficient manner consistent with good business practices in the ordinary course and in accordance with all valid regulations, laws, and orders of any governmental authority;

(ii)         maintain complete and accurate books and records of its transactions in accordance with generally accepted accounting principles, and, if an Event of Default exists, give the Holder access during business hours to all books, records and documents of the Company and permit the Holder to make and take away copies thereof;

(iii)        furnish to the Holder as soon as available and in any event within 120 days after the close of each fiscal year of the Company, copies of the balance sheet of the Company as of the close of such fiscal year, statements of income and retained earnings, changes in cash flow, and member’s equity of the Company for such fiscal year, if any;

(iv)        furnish to the Holder, upon becoming aware of the existence of any condition or event constituting an Event of Default or event which, with the lapse of time or the provision of notice or both would constitute an Event of Default, written notice specifying the nature and period of existence thereof and any action which the Company is taking or proposes to take with respect thereto;

(vi)        promptly notify the Holder of (A) any material adverse change in its financial condition or business, (B) any default under any material agreement, contract or other instrument to which the Company is a party or by which any of its properties are bound, or any acceleration of any maturity of any indebtedness owing by any Company that is material to the Company’s financial condition or business, (C) any material adverse claim against or affecting the Company or any of its properties that is material to the Company’s financial condition or business, and (D) any litigation, or any claim or controversy which might become the subject of litigation, against the Company or affecting any of its properties, if such litigation or potential litigation might, in the event of an unfavorable outcome, have a material adverse effect on the Company’s financial condition or business or might cause an Event of Default;

(vii)       promptly furnish to the Holder, at the Holder’s reasonable request, such additional financial or other information concerning assets, liabilities, operations and transactions of the Company as the Holder may from time to time reasonably request;

(viii)      comply with all applicable legal requirements of any governmental authority;

(ix)         preserve and maintain all licenses, privileges, franchises, certificates and the like necessary for the operation of its business; and

(x)          pay and discharge all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, before such amounts become delinquent.

(c)          Special Covenant. The Bonds are pari passu with each other in right to payment and all other applicable obligations, and the Company covenants and agrees that it shall not treat any Holder or any Bond with a preference over any other Holder or any other Bond. Each Holder shall have the right to enforce this covenant by any action at law or in equity, including specific performance and equitable relief such as injunction, notwithstanding any other provision herein to the contrary or any provision requiring Majority Action.

6.            No Waiver. No waiver by the Holder of any of its rights or remedies hereunder or under any other document evidencing or securing this Bond or otherwise, shall be considered a waiver of any other subsequent right or remedy of the Holder; no delay or omission in the exercise or enforcement by the Holder of any rights or remedies shall ever be construed as a waiver of any right or remedy of the Holder; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of the Holder.

7.            Usury Laws. Regardless of any provision contained in this or any other Bond, the Holder shall never be deemed to have contracted for or be entitled to receive, collect, or apply as interest on this Bond (whether termed interest herein or deemed to be interest by judicial determination or operation of law) any amount in excess of the Maximum Rate, and, in the event that the Holder ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Bond, and, if the principal balance of this Bond is paid in full, then any remaining excess shall forthwith be paid to the Company. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest Maximum Rate, the Company and the Holder shall, to the maximum extent permitted under applicable law (i) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest; (ii) exclude voluntary prepayments and the effect thereof; and (iii) spread the total amount of interest throughout the entire contemplated term of this Bond so that the interest rate is uniform throughout such term; provided that if this Bond is converted and paid or otherwise paid and performed in full prior to the Maturity Date, and if the interest received for the actual period this Bond remains outstanding exceeds the Maximum Rate, if any, then the Holder shall refund to the Company the amount of such excess.

9.          Notices. All notices, requests and demands to or upon the Company or the Holder pursuant to this Bond shall be effective and shall be deemed to have been duly given or made, unless otherwise expressly provided herein, when deposited in the mail, postage prepaid, or when made by hand delivery or recognized commercial overnight delivery service and addressed:

If to the Company:	Elkhorn Goldfields, Inc.
PO Box 370657
Denver, Colorado 80212
Attention: Robert Trenaman/Eric Altman

If to the Holder:

Addresses to which notices shall be sent may be changed by providing each party with notice of the change in address in the method provided above.

10.         Amendment. This Bond may be amended or modified only by written instrument duly executed by the Company and the Holder.

11.         Costs. If this Bond is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity, or in bankruptcy, receivership, or other court proceedings, then the Company agrees to pay all costs of collection, including without limitation court costs and reasonable attorneys’ fees.

12.         Successors and Assigns. This Bond shall inure to the benefit of the Holder and its successors and assigns; provided that the Holder may not sell, transfer, convey, assign or negotiate this Bond to any Person unless this Bond has been registered with the SEC under the Securities Act or the Holder has established to the satisfaction of the Company that such transfer is exempt from such registration requirements.

13.         Governing Law. THIS BOND SHALL BE GOVERNED BY AND CONSTRUED, INTERPRETED, AND APPLIED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MONTANA.

[Remainder of Page Intentionally Left Blank]

EXECUTED AND DELIVERED this           of July, 2010.

ELKHORN GOLDFIELDS, INC

By:	By: ERIC ALTMAN
its Chief Financial Officer

By:

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto (print or typewrite name, address and zip code of transferee):

(Social Security or other identifying number:           )

this Bond and all rights hereunder and hereby irrevocably constitutes and appoints                                   attorney to transfer this Bond on the books kept for registration hereof, with full power of substitution in the premises.

Dated:

NOTICE:	The signature on this Assignment must correspond with the name of the registered owner as it appears on the face of this Bond in every particular and must be guaranteed in a manner satisfactory to the Company.

EXHIBIT A

Form of Warrant